SCHEDULE 14C
(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[X] Preliminary Information Statement

[ ] Confidential, for use of the Commission (only as permitted by Rule 14c-5(d)(2))

[ ] Definitive Information Statement

MAC FILMWORKS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-
11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:

[ ] Fee paid previously with Preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing fee for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.
3) Filing Party:
4) Date Filed:

INFORMATION STATEMENT
RELATING TO NOTICE OF WRITTEN CONSENT OF SHAREHOLDERS IN LIEU OF
A SPECIAL MEETING OF SHAREHOLDERS

Mac Filmworks, Inc.
3 Riverway, Suite 1800
Houston, Texas 77056

December 3, 2007

To Our Shareholders:

The purpose of this Notice is to inform you that the majority shareholder, owning 14,946,359 shares, or 62.4% of the outstanding shares of the common stock, par value $.001 (“Common Stock”) of Mac Filmworks, Inc. (the “Company” or “Mac Filmworks”), has taken the following action by written consent:

•
Approved the amendment to the Company’s Certificate of Incorporation to implement a reverse stock split of the Company’s common stock, par value $.001 per share, at a ratio of not less than 10-for-1 and not greater than 30-for-1, with the exact ratio to be set within such range in the discretion of the Board of Directors, without further approval or authorization of shareholders, provided that the Board of Directors determines to effect the reverse stock split and such amendment is filed with the Delaware Secretary of State no later than December 31, 2008; and

•
Approved the amendment to the Company’s Certificate of Incorporation to, without the approval of the shareholders, amend the Certificate of Incorporation to change the name of the Company to any name that conforms with any business or industry that the Board of Directors determines that the Company should engage in or which conforms with the name of the business acquired by the Company, provided that the Board of Directors determines to effect the corporate name change and such amendment is filed with the Delaware Secretary of State no later than December 31, 2008.

The record date for the determination of shareholders entitled to receive notice on the preceding items was November 20, 2007.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposals will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the shareholders. We anticipate that the actions contemplated herein will be effected on or about the close of business on December 24, 2007.

We have asked or will ask brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons.

WE ARE NOT ASKING FOR YOUR PROXY. Because the written consent of shareholders satisfies any applicable shareholder voting requirement of Delaware Corporation Law, our Certificate of Incorporation and Bylaws, we are not asking for a proxy and you are not requested to send one.

The accompanying Information Statement is for information purposes. Please read the accompanying Information Statement carefully.

By Order of the Board of Directors,

//s// Dwayne Deslatte

Dwayne Deslatte, Chief Executive Officer

Please note that you are not being asked to send a proxy, and you are requested not to send one.

INFORMATION STATEMENT AND NOTICE OF ACTIONS
TAKEN BY WRITTEN CONSENT
OF THE SHAREHOLDERS

December 3, 2007

INTRODUCTION

This Information Statement is being mailed on or about December 3, 2007 to all shareholders of record of Mac Filmworks. It is being furnished in connection with the following actions, which were approved by the unanimous consent of our board of directors and the written consent of shareholders owning in excess of 51% of the outstanding shares of Company Common Stock:

•
the amendment to the Company’s Certificate of Incorporation to implement a reverse stock split of the Company’s common stock, par value $.001 per share, at a ratio of not less than 10-for-1 and not greater than 30-for-1, with the exact ratio to be set within such range in the discretion of the Board of Directors, without further approval or authorization of shareholders, provided that the Board of Directors determines to effect the reverse stock split and such amendment is filed with the Delaware Secretary of State no later than December 31, 2008 (“Reverse Split”); and

•
the amendment to the Company’s Certificate of Incorporation to, without the approval of the shareholders, amend the Certificate of Incorporation to change the name of the Company to any name that conforms with any business or industry that the Board of Directors determines that the Company should engage in or which conforms with the name of the business acquired by the Company, provided that the Board of Directors determines to effect the corporate name change and such amendment is filed with the Delaware Secretary of State no later than December 31, 2008 (“Corporate Name Change”).

The board of directors approved these actions on November 20, 2007, and recommended to the shareholders that they approve the actions. The majority shareholder approved these actions pursuant to a written consent to action dated November 20, 2007.

The record date established by the board of directors for purposes of determining the number of outstanding shares of voting capital stock was November 20, 2007 (the “Record Date”). As of the Record Date, there were 23,951,017 shares of Common Stock issued and outstanding. The Common Stock constitutes the only outstanding class of voting securities. Each share of Common Stock entitles the holder to one (1) vote on all matters submitted to the shareholders.

Under Delaware Corporation Law (“DCL”), our Certificate of Incorporation and our Bylaws, all activities requiring shareholder approval may be taken by obtaining the written consent and approval of shareholders having not less than the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on a matter were present and voted, may be substituted for the special meeting. According to the DCL, a vote by 51% of the outstanding shares of voting capital stock entitled to vote on the matter is required in order to effect the amendments to the Certificate of Incorporation.

In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the amendments to the Company’s Certificate of Incorporation as early as possible, the board of directors voted to utilize the written consent of our shareholders.

Pursuant to regulations promulgated under the Exchange Act, as amended, the proposals may not be effected until at least 20 calendar days after this Information Statement is sent or given to our shareholders. This Information Statement has first been sent to the shareholders on or about December 3, 2007.

We anticipate that the Reverse Split and Corporate Name Change will become effective on or after December 24, 2007.

PROPOSAL NO. 1
REVERSE STOCK SPLIT

Our board of directors and majority shareholder holding in excess of 51% of the shares of Common Stock have approved the Reverse Split. The following discussion summarizes the material aspects of the Reverse Split:

As of November 20, 2007, the Company had 23,951,017 shares of Common Stock issued and outstanding. Based on the number of shares currently issued and outstanding, immediately following the Reverse Split the Company would have approximately 2,395,102 shares of Common Stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the Reverse Split is 10-for-1, and 798,368 shares of Common Stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the Reverse Split is 30-for-1. Any other ratio selected within such range would result in a number of shares of Common Stock issued and outstanding following the transaction within 2,395,102 and 798,368 shares.

The number of authorized shares of the Company will not be changed in connection with the Reverse Split. The Board considered reducing the number of authorized shares of Common Stock, but determined that the availability of additional shares was necessary in order for the Company to consummate future financing transactions or business combinations. The availability of additional shares will also permit the Board to issue shares, or instruments convertible into or exercisable for such shares, for corporate purposes.

The Reverse Split will be realized simultaneously and in the same ratio for all shares of the Common Stock. All holders of Common Stock will be affected uniformly by the Reverse Split, which will have no effect on the proportionate holdings of any of our shareholders, except for possible changes due to the treatment of fractional shares resulting from the Reverse Split. In lieu of issuing fractional shares, the Company will round up in the event a shareholder would be entitled to receive less than of one share of Common Stock. In addition, the split will not affect any holder of Common Stock’s proportionate voting power (subject to the treatment of fractional shares), and all shares of Common Stock will remain fully paid and non-assessable.

The Board of Directors will determine the exact ratio of the Reverse Split and the actual time of filing of the Certificate of Amendment, provided that such amendment is filed no later than December 31, 2008. The Reverse Split will be effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

The Board reserves the right, notwithstanding shareholder approval and without further action by shareholders, to elect not to proceed with the Reverse Split if the Board determines that the Reverse Split is no longer in the best interests of the Company and its shareholders.

Reasons for the Reverse Split

The primary purpose for effecting the Reverse Split is to increase the trading price of our Common Stock and decrease the number of outstanding shares of our Common Stock so as to:

•	make our Common Stock more attractive to institutional investors, and facilitate investment in the Company;

•
bring the share price of our Common Stock, along with the number of shares of our Common Stock outstanding, to a range more appropriate and more in line with other similarly situated shell companies and

•	create more credibility for the Company by having fewer shares with a higher trading share price.

The Company believes that the Reverse Split will provide better flexibility in acquiring operating businesses and raising additional capital in the future. Among other things, the Reverse Split will make available shares for future activities that are consistent with our growth strategy, including, without limitation, completing financings, establishing strategic relationships, and acquiring or investing in complementary businesses or products.

In determining to authorize the Reverse Split, and in light of the foregoing, our Board of Directors considered, among other things, that a sustained higher per share price of our Common Stock, which should result from the Reverse Split, might heighten the interest of the financial community in the Company and potentially broaden the pool of investors that may consider investing in the Company. Our Board of Directors has determined that investors who would otherwise be potential investors in our Common Stock would prefer to invest in shares that trade in a price range higher than the range in which the Common Stock currently trades. On November 20, 2007, the closing sale price of our Common Stock on the Over-The-Counter Bulletin Board was $0.03. In theory, the Reverse Split should cause the trading price of a share of our Common Stock after the Reverse Split to be between ten and thirty times what it would have been if the Reverse Split had not taken place, depending on the ratio selected by the Board. However, this will not necessarily be the case.

In addition, our Board of Directors considered that as a matter of policy, many institutional investors are prohibited from purchasing stocks below certain minimum price levels. For the same reason, brokers may be reluctant to recommend lower-priced stocks to their clients, or may discourage their clients from purchasing such stocks. Other investors may be dissuaded from purchasing lower-priced stocks because the commissions, as a percentage of the total transaction, tend to be higher for such stocks. Our Board of Directors believes that, to the extent that the price per share of our Common Stock remains at a higher per share price as a result of the Reverse Split, some of these concerns may be ameliorated. The combination of lower transaction costs and increased interest from investors could also have the effect of increasing the liquidity of the Common Stock.

Shareholders should recognize that once the Reverse Split is effected, they will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the Reverse Split divided by a number between ten and thirty). While we expect that the Reverse Split will result in an increase in the per share price of our Common Stock, the Reverse Split may not increase the per share price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding. It also may not result in a permanent increase in the per share price, which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding. The history of similar reverse splits for companies in similar circumstances is varied.

Once the Reverse Split is effected and the per share price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Split. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split.

In addition, the Reverse Split will likely increase the number of shareholders who own “odd lots” (stockholdings in amounts of less than 100 shares). Shareholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Any reduction in brokerage commissions resulting from the Reverse Split may be offset, in whole or in part, by increased brokerage commissions required to be paid by shareholders selling odd lots created by the split.

Finally, the number of authorized but unissued shares of our Common Stock relative to the number of issued shares of our Common Stock will be increased. This increased number of authorized but unissued shares of our Common Stock could be issued by the Board without further shareholder approval, which could result in dilution to the holders of our Common Stock. The increased proportion of unissued authorized shares to issued shares could also, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of Common Stock could dilute the ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction. The Reverse Split is not being proposed in response to any effort of which the Company is aware to accumulate shares of Common Stock or obtain control of the Company.

Principal Effects of the Reverse Split

General

The Reverse Split will affect all of holders of our Common Stock uniformly and will not change the proportionate equity interests of such shareholders, nor will the respective voting rights and other rights of holders of our Common Stock be altered, except for possible changes due to the treatment of fractional shares resulting from the Reverse Split, as described below. As a result of the Reverse Split, the par value of the Company’s Common Stock will change from $0.001 to an amount between $0.0001 and $0.00003, depending on the ratio determined by the Board of Directors for the Reverse Split.

Exchange Act Matters

Our Common Stock is currently registered under the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split, if implemented, will not affect the registration of our Common Stock under the Exchange Act or our reporting or other requirements thereunder. Our Common Stock is currently traded, and following the Reverse Split will continue to be traded, on The Over-The-Counter Bulletin Board under the symbol “MFWO.OB”, subject to our continued satisfaction of the OTCBB listing requirements. Note, however, that the CUSIP number for our Common Stock will change in connection with the Reverse Split and will be reflected on new certificates issued by the Company and in electronic entry systems.

Accounting Matters

The Reverse Split will not affect total shareholders’ equity on our balance sheet. As a result of the Reverse Split, the stated capital component attributable to our Common Stock will be reduced to an amount equal to between one-tenth and one-thirtieth of its present amount, and the additional paid-in capital component will be increased by the amount by which the shareholder’s equity is reduced. The per share net loss and net book value per share of our Common Stock will be increased as a result of the Reverse Split because there will be fewer shares of our Common Stock outstanding.

Procedure for Effecting the Reverse Split and Filing the Certificate of Amendment

 Generally

The Board of Directors will file the Certificate of Amendment to reflect the change in par value of the Company’s Common Stock as a result of the Reverse Split with the Secretary of State of the State of Delaware. The Reverse Split will become effective as of 5:00 p.m. eastern time on the date of filing, which time on such date will be referred to as the “effective time.” At the effective time, each lot of between ten and thirty shares of Common Stock issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of our shareholders, be combined into and become one share of Common Stock, subject to the treatment for fractional shares described above, and each certificate which, immediately prior to the effective time represented pre-Reverse Split shares, will be deemed cancelled and, for all corporate purposes, will be deemed to evidence ownership of post-Reverse Split shares. However, a shareholder will not be entitled to receive any dividends or distributions payable after the Certificate of Amendment is effective until that shareholder surrenders and exchanges his or her certificates.

Colonial Stock Transfer, the Company’s transfer agent, will act as exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective time, a letter of transmittal will be sent to shareholders of record as of the effective time for purposes of surrendering to the transfer agent certificates representing pre-Reverse Split shares in exchange for certificates representing post-Reverse Split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the effective time, any certificates formerly representing pre-Reverse Split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-Reverse Split shares. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

In connection with the Reverse Split, our Common Stock will change its current CUSIP number. This new CUSIP number will appear on any new certificates representing post-Reverse Split shares of our Common Stock.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, shareholders will not be entitled to exercise appraisal rights in connection with the Reverse Split, and the Company will not independently provide shareholders with any such right.

Certain U.S. Federal Income Tax Consequences

The discussion below is only a summary of certain U.S. federal income tax consequences of the Reverse Split generally applicable to beneficial holders of shares of our Common Stock and does not purport to be a complete discussion of all possible tax consequences. This summary addresses only those shareholders who hold their pre-Reverse Split shares as “capital assets” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and will hold the post-Reverse Split shares as capital assets. This discussion does not address all U.S. federal income tax considerations that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign shareholders. The following summary is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each shareholder should consult his, her or its own tax advisor as to the particular facts and circumstances that may be unique to such shareholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the Reverse Split.

The Reverse Split will qualify as a recapitalization for U.S. federal income tax purposes. As a result:

•	Shareholders should not recognize any gain or loss as a result of the Reverse Split.

•	The aggregate basis of a shareholder’s pre-Reverse Split shares will become the aggregate basis of the shares held by such shareholder immediately after the Reverse Split.

•	The holding period of the shares owned immediately after the Reverse Split will include the shareholder’s holding period before the Reverse Split.

The above discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. Federal tax penalties. It was written solely in connection with the proposed reverse split of our Common Stock.

Vote Required

The Company has obtained approval to effect the Reverse Split through the written consent of its majority shareholder holding in excess of 51% of the outstanding voting shares of our Common Stock. Therefore, a special meeting of the shareholders to approve the Reverse Split will not take place for this purpose.

PROPOSAL NO. 2
CORPORATE NAME CHANGE

Our board of directors and majority shareholder holding in excess of 51% of the shares of Common Stock have approved the Corporate Name Change. The Board of Directors has been authorized in its sole discretion to change the Company’s name in order to better align the Company with its future business endeavors.

The Corporate Name Change will be effective upon the determinate of a new corporate name by the Board of Directors and the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. The Board of Directors will determine new corporate name and the actual time of filing of the Certificate of Amendment, provided that such amendment is filed no later than December 31, 2008.

The Board reserves the right, notwithstanding shareholder approval and without further action by shareholders, to elect not to proceed with the Corporate Name Change if the Board determines that the Corporate Name Change is no longer in the best interests of the Company and its shareholders.

Reasons for the Corporate Name Change

The Company is considering pursuing a new business direction. The proposed name change will only be effected upon a final determination by the Board of Directors that a change in business direction is in the best interest of the Company and its shareholders. The Board of Directors has been given authority to adopt a new corporate name in their sole discretion. Any proposed name change is intended to convey more clearly a sense of the Company's new business direction.

Procedure for Effecting the Corporate Name Change and Filing the Certificate of Amendment

The Board of Directors will determine the new corporate name and then file the Certificate of Amendment effecting the Corporate Name Change with the Secretary of State of the State of Delaware. The Corporate Name Change will become effective as of 5:00 p.m. eastern time on the date of filing.

Vote Required

The Company has obtained approval to effect the Corporate Name Change through the written consent of its majority shareholder holding in excess of 51% of the outstanding voting shares of our Common Stock. Therefore, a special meeting of the shareholders to approve the Corporate Name Change will not take place for this purpose.

OWNERSHIP OF VOTING SECURITIES

The following table sets forth the Common Stock ownership information as of November 20, 2007 with respect to (i) each person known to the Company to be the beneficial owner of more than 5% of our Common Stock, (ii) each of our directors, (iii) our chief executive officer and (iv) all directors and named executive officers of the Company as a group. Mr. Dwayne Deslatte is the Company’s sole executive officer and sole director. This information as to beneficial ownership was furnished to the Company by or on behalf of each person named.

Name and Address of Beneficial Owner	Number of Shares Owned	Percentage of Class(1)

Jim McCullough (2)	270,000	*

Dwayne Deslatte (3)	--	*

Ken O’Neal (4)	1,600,000	6.7%

John Thomas Bridge and Opportunity Fund, LLP (5)	14,946,359	62.4%

All named executive officers and directors as a group (2 person)	270,000	*
___________________
(*) Less than 1%

(1)	Ownership percentages reflected in the column “Percentage of Class” are based on 23,951,017 shares of Common Stock issued and outstanding as of the Record Date.

(2)
Mr. McCullough’s address is 6901 W. 70th St., Suite 28, Shreveport, Louisiana 71129. Mr. McCullough previously served as the Company’s chief executive officer until the time of his resignation in October 2007. These shares represent shares held by Mr. McCullough’s wife and an affiliate.

(3)	Mr. Deslatte’s address is 3 Riverway, Suite 1800, Houston, Texas 77056.

(4)	Mr. O'Neal's address is 1214 Virginia Drive, Kerrville TX 78028. Mr. O'Neal beneficially owns shares directly and shares held by his spouse.

(5)
John Thomas Bridge and Opportunity Fund, LLP’s address is Three Riverway, Suite 1800, Houston, Texas 77056. 3,846,154 of these shares were issued pursuant to the Company’s financing in October 2007 at a purchase price of $0.026 per share for an aggregate investment in the Company of $100,000. The remaining 11,100,205 shares were acquired from Jim McCullough, the Company’s former chief executive officer, in exchange for payment to Mr. McCullough in the amount of $200,000.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities at the SEC’s office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates or by calling the SEC at 1-800-SEC-0330. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov.

MISCELLANEOUS

If you have any questions about this Information Statement you should contact:

Mac Filmworks, Inc.
3 Riverway, Suite 1800
Houston, Texas 77056
Attention: Dwayne Deslatte, Chief Executive Officer
Telephone: (281)748-3277

We have not authorized anyone to provide you with information that is different from what is contained in this Information Statement. This Information Statement is dated December 3, 2007.

You should not assume that the information contained in this Information Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Information Statement).

CONCLUSION

As a matter of regulatory compliance, we are sending you this Information Statement which describes the purpose and effect of the amendments to the Company’s Certificate of Incorporation. Your consent to the amendments to the Company’s Certificate of Incorporation is not required and is not being solicited in connection with this action. This Information Statement is intended to provide our shareholders information required by the rules and regulations of the Securities Exchange Act of 1934.

By Order of the Board of Directors For Mac Filmworks, Inc.,

//s// Dwayne Deslatte

Dwayne Deslatte, Chief Executive Officer